Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MoonLake Immunotherapeutics of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to MoonLake Immunotherapeutics AG’s ability to continue as a going concern) dated March 2, 2022, relating to the consolidated financial statements of MoonLake Immunotherapeutics AG, as of and for the period ended December 31, 2021 included in Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-262643) of MoonLake Immunotherapeutics.

/s/ Baker Tilly US, LLP

Campbell, CA

September 30, 2022